Exhibit 8

List of Subsidiaries*

The Blue Square Chain Investments & Properties Ltd.

The Blue Square Chain (Hyper Hyper) Ltd.

Blue Square Real Estate Ltd.

Hamachsan Hamerkazi Kfar Hasha’ashuim Ltd.

Vardinon Textile Ltd.

Diners Club Israel Ltd.

Radio Non Stop Ltd.

*All of our subsidiaries are incorporated in Israel